Exhibit 99.1

Apellis Pharmaceuticals Announces Private Placement of Convertible Senior Notes

WALTHAM, Mass., May 7, 2020 (GLOBE NEWSWIRE) – Apellis Pharmaceuticals, Inc. (Nasdaq:APLS), a global biopharmaceutical company pioneering targeted C3 therapies, today announced that it had entered into subscription agreements with a number of institutional investors for a private placement of $300.0 million aggregate principal amount of 3.500% convertible senior notes due 2026 (the “notes”) for an aggregate purchase price of $328.9 million. The private placement is expected to close on May 12, 2020, subject to satisfaction of customary closing conditions.

The notes issuance is a reopening of, and will form a single series with, and have the same terms as, Apellis’ $220 million aggregate principal amount of 3.500% convertible senior notes due 2026 (the “existing notes”) issued on September 16, 2019, but will have a different issue date, issue price, CUSIP number and different restrictions on transfer. The notes will be issued as additional notes under the indenture dated September 16, 2019 and will rank equal in right of payment to the existing notes.

The notes will be unsecured, senior obligations of Apellis, and will bear interest at a rate of 3.500% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2020. The notes will mature on September 15, 2026, unless earlier repurchased, redeemed or converted in accordance with their terms.

The notes will be convertible into cash, shares of Apellis common stock, or a combination of cash and shares of Apellis common stock, at Apellis’ election. Prior to March 15, 2026, the notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day immediately preceding the maturity date.

The conversion rate for the notes will initially be 25.3405 shares of Apellis common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $39.46 per share. The conversion rate will be subject to adjustment upon the occurrence of certain events.

Apellis estimates that the net proceeds of the offering will be approximately $323.0 million, after deducting placement agent fees and estimated offering expenses payable by Apellis. Apellis intends to use $43.1 million of the net proceeds from the offering to pay the cost of the capped call transactions entered into in connection with the private placement. Apellis intends to use the remainder of the net proceeds from the sale of the notes to fund clinical development of pegcetacoplan, including preparation of a new drug application submission, to support the potential commercialization of pegcetacoplan, if Apellis decides to commercialize on its own, including the build-out of a commercial infrastructure and sales force, to procure clinical and commercial supply of pegcetacoplan, to conduct research activities and for working capital and other general corporate purposes.

J. Wood Capital Advisors LLC is acting as sole placement agent in connection with the private placement.

The offer and sale of the notes and the shares of common stock issuable upon conversion of the notes, if any, have not been and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction, and the notes and any such shares may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy the notes, nor shall there be any sale of, the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such state or jurisdiction.

About Apellis

Apellis Pharmaceuticals, Inc. is a global biopharmaceutical company that is committed to leveraging courageous science, creativity, and compassion to deliver life-changing therapies. By pioneering targeted C3 therapies, we aim to develop best-in-class and first-in-class therapies for a broad range of debilitating diseases that are driven by uncontrolled or excessive activation of the complement cascade, including those within hematology, ophthalmology, and nephrology.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the anticipated closing date. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties related to market conditions and the completion of the private placement on the anticipated terms or at all, the uncertainties related to the satisfaction of closing conditions for the sale of the notes, the other factors discussed in the “Risk Factors” section of Apellis’ Quarterly Report on Form 10-Q filed with the SEC on April 29, 2020 and the risks described in other filings that Apellis may make with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Apellis specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Media Contact:

Tracy Vineis

media@apellis.com

617.420.4839

Investor Contact:

Sam Martin / Maghan Meyers

Argot Partners

sam@argotpartners.com / maghan@argotpartners.com

212.600.1902